E X H I B I T   99




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                             U.S. TRUST CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

The purpose of the United States Trust Corporation Employee Stock Purchase Plan (the "Plan") is to offer employees of U.S. Trust Company of New York (the "Company") and Affiliated Companies an incentive to invest in common shares, par value $1 per share (each, a "Share") of U.S. Trust Corporation (the "Corporation") by permitting eligible employees to purchase Shares at below-market prices, and increase employee ownership of the Corporation's Shares. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").


2. Definitions. Capitalized terms used in this Plan shall have the following meanings unless defined elsewhere herein.

"Affiliated Company" means the Company and any corporation of which not less than 50% of the voting shares are held by the Corporation or a subsidiary within the meaning of Section 424 of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a subsidiary.

"Board of Directors" means the Board of Directors of U.S. Trust Corporation.

"Change in Control" means that any of the following events has occurred:

     a. 20% or more of the Shares has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

     b. there has been a merger or equivalent combination after which 49% or more of the voting shares of the surviving corporation is held by persons other than former shareholders of the Corporation; or

     c. 20% or more of the directors elected by shareholders to the Board of Directors are persons who were not nominated by the Board of Directors or the Executive Committee of the Board of Directors in the most recent proxy statement of the Corporation;

provided, however, that notwithstanding anything in the Plan to the contrary, no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 18(c) shall exist, to the extent that the Board of Directors so directs by resolution adopted prior to the Change in Control, or not later than 45 days after the Change in Control if the percentage of Shares acquired or directors elected under clause (a) or (c) of the foregoing definition of Change in Control shall be at least 20% but less than 25%. Any resolution of the board of Directors adopted in accordance with the provisions of this definition directing that a Change in Control shall be deemed not to have occurred for purposes of this Plan




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and that Section  18(c) or either of such Sections  shall not become  effective, may be rescinded or countermanded at any time with or without retroactive effect.

"Committee" means the group of individuals administering the Plan, which shall be the Administrative Committee or any other committee designated or established by the Compensation and Benefits Committee of the Board of Directors for the purpose of administering the Plan.

"Compensation" means base salary and shift differential. Compensation shall not include overtime, incentive compensation, incentive payments or bonuses, expense reimbursements, long-term disability and workers' compensation payments, lump-sum payments due to death, termination of employment or layoff, non-taxable fringe benefits, and payments or discounts under any stock purchase or option plan.

"Exercise Date" means the last Trading Day of each Offering Period.

"Fair Market Value" means the value of a Share on a given date, determined based on the closing price for a Share, as reported on the NASDAQ National Market System or any stock exchange upon which the Shares may be listed ("Exchange"), or if the Exchange is not open for trading on such date, on the nearest preceding date on which the Exchange is open for trading.

"Participant" means any individual who is eligible to participate in the Plan and enrolls in the Plan in the manner set forth in Section 4 hereof.

"Offering Period" means each calendar year during which an option to purchase Shares is granted and may be exercised. The initial Offering Period under this Plan shall be the calendar year commencing January 1, 1999.

"Purchase Price" means an amount equal to 85% of the lower of the Fair Market Value of a Share on the first Trading Day of an Offering Period or on the Exercise Date, but in no event less than the par value of a Share.

"Trading Day" means any day on which the Exchange is open for trading.

3. Offering Periods. The Plan shall be implemented by consecutive Offering Periods, with the first Offering Period commencing on January 1, 1999, and each subsequent Offering Period commencing on January 1 of each calendar year thereafter, continuing until the Plan is terminated in accordance with Sections 19 or 22 hereof.

4. Eligibility; Participation.

a. Eligible Employees. Any individual who was employed by the Company or an Affiliated Company on or prior to the August 31 preceding the beginning of an Offering Period, and whose customary employment with the Company or such Affiliated Company is at least twenty (20) hours per week shall be eligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on medical leave, maternity leave or any other leave of absence approved by the Company or any Affiliated Company.



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b.   Enrollment.  Any Eligible  Employee who is eligible to  participate  in the
     Plan may do so by enrolling in the Plan and authorizing payroll deductions in the manner prescribed by the Committee not later than December 15 prior to the commencement of any Offering Period. An Eligible Employee who has elected to enroll in the Plan for an Offering Period and has not suspended payroll deductions shall automatically continue to participate in the Plan in each successive Offering Period with the same terms applicable unless the Eligible Employee makes an election described in Section 5(c).


c. Limitations on Participation. Notwithstanding any provisions of the Plan, no Participant shall be granted an option under the Plan if immediately after the grant, (i) such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the
     Code) would own capital stock of the Corporation and/or hold outstanding options to purchase any class of capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or any Affiliated Company thereof, or (ii) the Participant's rights to purchase capital stock under all Section 423 employee stock purchase plans of the Corporation and its affiliates would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of capital stock (determined at the Fair Market Value of such capital stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

5. Payroll Deductions.

a. Amount. At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made on each pay day during each Offering Period in an amount equal to a percentage (not to exceed ten percent (10%)) of the Compensation which the Participant received on each such pay day. All payroll deductions shall be withheld in whole percentages only. All payroll deductions shall be credited to a Trust maintained by the Company for Participants under the Plan. A Participant may not make any additional payments into such account.

b. Commencement. Payroll deductions shall commence in the first practicable payroll period of the Offering Period following the Participant's enrollment in the Plan and shall end in the last practicable payroll period of the Offering Period during which the Participant is enrolled in the Plan, unless suspended by the Participant pursuant to Subsection (c) hereinbelow or if the Participant ceases to participate in the Plan for any of the reasons stated in Sections 11 or 12 hereof.



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c.   Adjustments.  A Participant may decrease the rate of payroll  deductions or suspend all future payroll deductions during an Offering Period by notifying the Committee in the manner prescribed by the Committee, and such change will be effective with the next practicable payroll period. In the event a Participant suspends all payroll deductions, the Participant shall not be entitled to renew payroll deductions until a subsequent Offering Period. The Committee may, in its discretion, limit the number of payroll deduction rate changes and prescribe the effective dates thereof during any Offering Period.

     Notwithstanding  the  foregoing,  to the extent  necessary  to comply  with
     Section 423(b)(8) of the Code and Section 4(c) hereof, the Company may decrease a Participant's payroll deductions or suspend same at any time during an Offering Period.

6. Grant of Option. On the first Trading Day of each Offering Period, each Participant shall be granted an option to purchase, exercisable on each Exercise Date, that number of Shares determined by dividing the aggregate amount of payroll deductions and accrued interest accumulated during the Offering Period and retained for the Participant as of such Exercise Date, by the Purchase Price; provided however, that such purchase shall be subject to the limitations set forth in Sections 4(c) and 15 hereof. The option shall expire on the last Trading Day of the Offering Period.

7. Exercise of Option. On each Exercise Date, each Participant's option to purchase Shares under the Plan shall be exercised automatically, and the maximum number of whole and fractional Shares subject to such option shall be purchased for the Participant at the Purchase Price, with the aggregate amount of payroll deductions and accrued interest accumulated for the Participant, unless the Participant has terminated employment as provided for in Sections 11 or 12 hereof.

8. Participant Accounts.

a. Statement. Individual recordkeeping accounts shall be maintained for each Participant. Shares purchased for the account of each Participant shall be credited thereto as of the close of business on the Exercise Date. As soon as practicable following each Offering Period, a statement of account shall be sent to each Participant, setting forth the amount of payroll deductions, interest accrued during the Offering Period, the Purchase Price, and the number of Shares purchased.

b. Participant Shares. Shares purchased for the account of each Participant shall be held in a trust maintained for the benefit of Participants by the Company.

c. Voting Rights; Dividends. A Participant shall have all ownership rights with respect to the Shares credited to the Participant's account, including the right to direct the vote of such Shares. Any dividends or distributions which may be declared thereon by the Board of Directors will be reinvested in additional Shares for the Participant. Such additional shares shall be purchased on the open market as soon as practicable after the dividend payment is received.



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9. Taxes.  At the time an option is  exercised,  in whole or in part,  or at the time all of a portion of the Shares purchased under the Plan are disposed of, the Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Affiliated Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Affiliated Company to meet applicable withholding obligations, including any withholding required to make available to the Affiliated Company any tax deductions or benefits attributable to any sale or early disposition of Shares by the Participant.

10. Purchase for Investment Purpose. The Plan is intended to provide Shares for investment and not for resale. A Participant who is an employee of the Company or an Affiliated Company, must hold Shares purchased under the Plan for five years from the Exercise Date. A Participant may request that a certificate in the Participant's name be issued for all or a portion of Shares credited to the Participant's account for at least five year. A Participant may sell such Shares at any time thereafter, subject to compliance with any applicable federal or state securities laws. The Committee shall be entitled to presume that a Participant has disposed of any Shares for which the Participant has requested a certificate. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Corporation may deem advisable under all applicable laws, rules, and regulations, and the Corporation may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

11. Termination of Plan Participation.

a. Termination of Participation. A Participant may terminate participation in the Plan by notifying the Committee thereof in the manner prescribed by the Committee. Following the effective date of such notice, the Participant's payroll deductions shall cease with the next practicable payroll period.

     All payroll deductions, and interest accrued thereon credited for the Participant during the Offering Period, but not yet used to purchase Shares, shall be applied to such purchase on the next Exercise date.

b. Renewal of Participation: If a Participant terminates participation in the Plan, the Participant must re-enroll in the Plan to renew participation. Termination of participation in the Plan shall not have any effect upon the Participant's eligibility to participate in any similar plan which may hereafter be adopted by the Company.

c. Termination of Employment. As soon as practicable after the end of the quarter following a Participant's termination of employment for any reason, including retirement, a Participant shall receive (i) certificates for all of the full Shares and cash in the amount of the Fair Market Value of the partial Shares credited to the Participant's account and (ii) shall receive a distribution of all payroll deductions and interest accrued thereon credited to the Participant's account but not yet used to purchase Shares. Each Participant agrees, by enrolling in the Plan, to notify the Committee of any sale or other disposition of Shares held by the Participant which occurs within one (1) year from the Exercise Date, indicating the number of such Shares disposed of.



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12.  Termination  of  Eligibility.  If a  Participant  ceases to be  eligible to participate in the Plan for any reason, the Participant's payroll deductions shall cease as of the effective date of such termination of eligibility. All payroll deductions, and interest accrued during the Offering Period, if any, credited for the Participant but not yet used to purchase Shares, shall be distributed to the Participant as soon as practicable.

13. Transfer. A Participant may not assign, transfer, pledge or otherwise dispose of (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) any payroll deductions credited to the account of the Participant or any right to exercise an option or receive Shares under the Plan. Any such assignment, transfer, pledge or other disposition shall be without effect. Each option is exercisable during the lifetime of the Participant only by such Participant.

14. Participant Beneficiaries.

a. Designation. A Participant may file with the Committee, a written designation of a beneficiary who is entitled to receive any Shares, accumulated payroll deductions, interest, or other amounts, if any, held for the Participant under the Plan, in the event of the Participant's death. A Participant may change the designation of a beneficiary at any time by written notice, unless the current designated beneficiary is a spouse, in which case, spousal consent shall be required.

b. Failure of Designation. If a Participant dies and there is no beneficiary validly designated under the Plan who is living at the time of the Participant's death, the first of the following automatic beneficiaries surviving the Participant shall be entitled to receive any Shares, accumulated payroll deductions, interest, dividends and other amounts, if any, held for the Participant: (i) Participant's surviving spouse, or (ii) the representative of the Participant's estate.

15. Shares. The maximum number of Shares which may be purchased under the Plan is 350,000, subject to adjustment upon changes in the capitalization of the Company as set forth in Section 18 hereof. Shares purchased for Participants' accounts may be purchased in the open market (on an exchange or in negotiated transactions), may be previously acquired treasury Shares, authorized and unissued Shares, or any combination of Shares purchased in the open market, previously acquired treasury Shares or authorized and unissued Shares. If, on a given Exercise Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.




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16. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may change the frequency of payroll deductions, limit the frequency or number of changes in the amount of payroll deductions to be made during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

     The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Each Participant shall have the same rights and privileges as required by Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. Every finding, decision and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

     17. Trust. A Trust shall be established which shall consist of all payroll deductions and interest accrued thereon credited to Participant accounts but not yet used to purchase Shares and all Shares purchased pursuant to the Plan, less distributions made therefrom. The Trust shall be held in accordance with the Plan and the Trust Agreement entered into between the Company and the Trustees. The Trust Agreement may from time to time be amended in the manner therein provided.

     Payroll deductions and interest accrued thereon credited to Participant accounts but not yet used to purchase Shares shall be invested by the Trustee in the Excelsior Money Fund.

     As of each valuation date, the Trustee shall determine the fair market value of the assets comprising the Trust. A statement of the costs and fair market value of the assets comprising the Trust shall be submitted to the Committee.

     After the interest of a Participant or Beneficiary is distributed, neither the Participant nor any person claiming under or through him or her shall participate or have any interest in the Trust.

18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Change in Control.

a.   Changes  in   Capitalization.   Subject  to  any  required  action  by  the
     shareholders of the Corporation, the number of Shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of Shares each Participant may



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     purchase  per  Offering  Period  (pursuant  to  Section  6) as  well as the
     Purchase Price, shall be proportionately adjusted for any increase of decrease in the number of issued Shares resulting form a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Corporation. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

b. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, any Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and any Offering Period then in progress shall end on the New Exercise Date. The New Exercise Date shall be established by the Committee, and shall be before the date of the Corporation's proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided for in Sections 11 or 12 hereof.

c. Change in Control. In the event of a Change in Control of the Corporation, any Offering Period then in progress shall be shortened by setting a new Exercise Date (the "Change of Control Exercise Date") and any Offering Period then in progress shall end on the Change of Control Exercise Date. The Change of Control Exercise Date shall be before the date of the Corporation's proposed sale or merger. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the Change of Control Exercise Date, that the Exercise Date for the Participant's option has been changed to the Change of Control Exercise Date and that the Participant's option shall be exercised automatically on the Change of Control Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided for in Sections 11 or 12 hereof.

19. Amendment or Termination. The Board of Directors may at any time and for any reason terminate or amend the Plan, and/or delegate authority for any amendments to the Committee. Except as provided in Section 18 hereof, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without shareholder consent and without regard to whether any Participant rights may have been considered to have been "adversely affected," the Plan may be amended to change the Offering Periods, increase the Purchase Price or change the percentage of payroll deductions. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval of any amendment to the Plan in such a manner and to such a degree as required.

20. Notices. All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.




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21. Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

     As a condition to the exercise of an option, the Corporation may require a Participant to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term. The Plan shall become effective upon its adoption by the Board of Directors subject to the approval by the shareholders of the Corporation which approval must occur within the 12-month period after the Plan is adopted by the Board of Directors. It shall continue in effect indefinitely thereafter until the maximum number of Shares available for sale under the Plan (as provided in Section 15 hereof) has been purchased, unless sooner terminated pursuant to
Section 19 hereof.




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